Exhibit 8.2

                         , 2020

State Capital Corp.

618 Crescent Blvd.

Ridgeland, MS 39175

Re:	Share exchange between State Capital Corp. and Bancplus Corporation

Ladies and Gentlemen:

You have requested our opinion as to certain tax consequences under the Internal Revenue Code of 1986, as amended (the “Code”), of a share exchange (the “Exchange”) between STATE CAPITAL CORP., a Mississippi corporation (“SCC”), and BANCPLUS CORPORATION, a Mississippi corporation (“BancPlus”), pursuant to that certain Agreement and Plan of Share Exchange and Merger dated as of September 18, 2019 (the “Merger Agreement”) by and among SCC, BancPlus, State Bank & Trust Company, a Mississippi banking corporation (“SBT”), and BankPlus, a Mississippi banking corporation (“BankPlus”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

In rendering the opinions expressed below, we have examined and relied, with your consent, on the following documents (the “Documents”):

(a)	The Merger Agreement;

(b)	The Share Exchange Agreement dated as of September 18, 2019 between BancPlus and SCC (the “Share Exchange Agreement”);

(c)	The Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger Agreement (as amended through the date hereof) (the “Registration Statement”);

(d)	The Officer’s Tax Certificate of SCC and the Officer’s Tax Certificate of BancPlus, each dated as of the date hereof; and

(e)	Such other documents and records as we have deemed necessary in order to enable us to render the opinions expressed herein.

In rendering the opinions expressed herein, we have assumed, without any independent investigation or verification of any kind, that all of the information as to factual matters contained in the Documents was and is true, correct, and complete in all respects, and that the Documents are legal, binding and enforceable in accordance with their terms. Further, we have assumed that there are not any outside agreements that would materially modify the understanding of the parties and the terms of the Documents. Any inaccuracy with respect to factual matters contained in the

State Capital Corp.

                        , 2020

Documents or incompleteness in our understanding of the facts could alter the conclusion reached in this opinion. We have also assumed that any representation or statement qualified by “the knowledge” of the party making such representation or statement, or by similar qualification, is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement.

In addition, for purposes of rendering the opinions expressed below, we have assumed with your permission, that (i) all signatures on all Documents reviewed by us are genuine, (ii) all Documents submitted to us as originals are true and correct, (iii) all Documents submitted to us as copies are true and correct copies of the originals thereof, (iv) each natural person signing any Document reviewed by us had the legal capacity to do so, (v) each of the Documents has been duly authorized, executed and delivered by each of the parties thereto, that each such party has the requisite power and authority to execute, deliver and perform the Documents and that the Documents constitute the legal, valid and binding obligation of each such party thereto, enforceable against it in accordance with its terms, and (vi) the Exchange and all other transactions contemplated in the Merger Agreement will be effected in accordance with the terms thereof and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party) and will be reported by SCC, SBT, BancPlus and BankPlus on their respective federal income tax returns in a manner consistent with the opinions set forth herein.

Finally, with your permission we have assumed that (i) no cash or other property other than BancPlus voting stock will be given by BancPlus (or a person related to BancPlus within the meaning of Treasury Regulation Section 1.368-1(e)(2)) as consideration for the Exchange, or in exchange for SCC stock prior to but in contemplation of the Exchange or in redemption of BancPlus stock after the Exchange, other than (a) cash paid to SCC shareholders in lieu of fractional share interests to which such shareholders are entitled and which is not separately bargained-for consideration and (b) cash paid to SCC shareholders who exercise their right to dissent to the Exchange in accordance with applicable state law and (ii) the aggregate amount of all such cash and the value of any such property, will not exceed fifty-five percent (55%) of the sum of (a) the total value of the all SCC stock outstanding immediately prior to the effective time of the Exchange and (b) the total value of any SCC stock purchased by BancPlus (or a person related to BancPlus within the meaning of Treasury Regulation Section 1.368-1(e)(2)) prior to, but in contemplation of, the Exchange.

OPINION

Based upon and subject to the foregoing, it is our opinion that under currently applicable United States federal income tax law:

State Capital Corp.

                        , 2020

a.	The Exchange will qualify as a “reorganization” within the meaning of Code Section 368(a).

b.	Each of SCC and BancPlus will be “a party to the reorganization” within the the meaning of Code Section 368(b).

c.

Neither SCC nor BancPlus will recognize gain or loss as a consequence of the Exchange, except for deferred gain or income, if any, required to be recognized in accordance with the consolidated return regulations of the Code.

d.

No gain or loss will be recognized for federal income tax purposes by an SCC shareholder upon the exchange of shares of SCC stock solely for shares of BancPlus voting common stock, other than gain recognized with respect to the cash received in lieu of the issuance of a fractional share of BancPlus stock, which will be taxed in the manner described in paragraph c. below.

e.

Cash received in lieu of fractional shares will be treated for federal income tax purposes as if the fractional shares were distributed and then redeemed by BancPlus. The cash payments will be treated as having been received as a distribution in exchange for the fractional shares redeemed.

f.

The basis of the BancPlus stock, not including a fractional share, if any, of BancPlus stock (that is treated as issued in the Exchange and immediately redeemed), that is received by an SCC shareholder in the Exchange will equal the shareholder’s basis in the SCC stock surrendered therefor (not including that portion of such basis allocated to the fractional share, if any, of BancPlus stock received by such shareholder) increased by the amount of income or gain recognized in accordance with paragraph a. above, if any, (which will not include any gain recognized with respect to the deemed redemption of any fractional share of BancPlus stock to which a SCC shareholder otherwise would have been entitled).

g.

The holding period of the BancPlus stock received by a SCC shareholder will include the period during which such shareholder held the SCC stock surrendered therefor, provided the SCC stock was a capital asset in the hands of such shareholder at the time of the Exchange.

h.

A SCC shareholder receiving solely cash in exchange for his or her SCC stock in the Exchange as a result of such shareholder exercising his or her statutory right to dissent in connection with the Exchange or otherwise generally will recognize gain or loss equal to the difference between the amount of cash so received and the basis in his or her SCC common stock surrendered in the Exchange.

*    *    *    *    *

Our opinions are based upon the facts as they exist today, the existing provisions of the Code, Treasury Regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service, and existing federal case law, any of which could be changed at any time. We assume no obligation to update or supplement such opinions to reflect any such change. Any such change may be retroactive in application and could modify the legal conclusion upon which our opinions are based.

State Capital Corp.

                        , 2020

In addition, this opinion does not address any tax considerations under foreign, state, or local laws, or the tax considerations to certain SCC shareholders in light of their particular circumstances, including, but not limited to, persons who are not United States persons, dealers in securities, tax-exempt entities, shareholders who do not hold SCC common stock as “capital assets” within the meaning of Section 1221 of the Code, and shareholders who acquired their shares of SCC stock pursuant to the exercise of SCC options or otherwise as compensation.

This opinion relates solely to material United States Federal income tax consequences of the Exchange, and no opinion is implied or should be inferred beyond these matters. The opinions expressed herein are based upon our interpretation of existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. No assurance can be given that such interpretations would be followed if the exchange of consideration contemplated by the Exchange became the subject of administrative or judicial proceedings. Statements of opinion herein are opinions only and should not be interpreted as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency will concur in such statement. In this regard, it is only our professional judgment as to the matters addressed herein, based on our professional knowledge and judgment at this time. The opinions expressed herein are as of the date hereof only, and we assume no obligation to update or supplement such opinions to reflect any fact or circumstance that may hereafter come to our attention, or any amendment to any of the Documents that may hereafter become effective.

No opinion is expressed with respect to any of the following:

(i) the appropriate method to determine the fair market value of any stock or other consideration received in any sale or exchange;

(ii) the tax consequences of any aspect of the Exchange under any state, local or foreign tax law or under any laws other than those pertaining to the income tax; or

(iii) the tax consequences of any aspect of the Exchange that might be relevant to a particular holder of SCC stock who is subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, persons who do not hold their SCC stock as “capital assets” within the meaning of section 1221 of the Code, persons who hold their SCC stock as part of a “hedge,” “straddle,” “constructive sale” or “conversion transaction, and persons who acquired their SCC stock pursuant to the exercise of options or otherwise as compensation.

This opinion letter is being furnished only to the party to which it is addressed and is solely for its benefit. No other person shall be entitled to rely on the opinions contained herein without our prior express written consent. This opinion letter may not be used, circulated, quoted, published, or otherwise referred to for any purpose without our prior express written consent. Our

State Capital Corp.

                        , 2020

opinions are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the opinions expressly stated herein. We expressly consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Amendment No. 1 to Form S-4 (Commission File No. 333-236202), and to the references to this opinion in such Registration Statement. In giving this opinion, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

ADAMS AND REESE LLP